Exhibit 10.16

Novelis 2020 Executive Annual Incentive Plan

1.
Title and Administration. This annual incentive plan (the “2020 Executive AIP” or the “Plan”) will be administered by the Human Resources department of Novelis Inc. (together with its subsidiaries, the “Company”).

2.
Performance Period and Payments. The performance period will commence on April 1, 2019 and end on March 31, 2020. Payments under the Plan will be made in a lump sum, minus required withholdings, during the first fiscal quarter following the end of the performance year.

3.
Eligibility. Employees in job bands 3 and higher are eligible to participate in the Plan. An individual must be either employed in an eligible job band or transferred or hired into an eligible job band during the performance year to receive a payout under the Plan. Eligibility and payments for employees who begin employment with Novelis after the start of the performance period will be determined by the “Plan Rules Administration” document then in effect as maintained by the Company’s Human Resources department.

4.
Target Opportunity. Each participant’s target opportunity will be determined by the Company’s Human Resources department or the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), as applicable.

5.	Plan Design.

(a)	Performance Measures. The following measures will determine payouts under the Plan.

Measure	Weighting	Threshold	Target	Maximum
Operating EBITDA	40%	60%	100%	200%
Free Cash Flow Before Metal Price Lag	35%	50%	100%	200%
Individual Performance per Novelis Performance Management System	15%	60%	100%	200%
Global Safety	10%	50%	100%	200%

(b)
Performance Threshold. No payout will be made under the Plan unless Operating EBITDA for the performance year is at least 75% of the target level Operating EBITDA established by the Company. Performance results between threshold level and maximum level are determined by means of interpolation.

(c)
Additional Calculation for Certain Participants. For certain participants identified by the Compensation Committee in its discretion, an Inventory Days modifier will be applied to the Free Cash Flow measure. The payout on this measure may increase or decrease by up to 30% based on performance against Inventory Days targets.

6.
Separation from Employment. Participants whose employment terminates during the performance year will be subject to the applicable terms set forth below. Any payments to former employees will be made at or near the same date payment is made to active employees under the Plan.

Termination Event	Treatment
Death, Disability or Retirement	Payout will be prorated based on length of employment during the performance period.
Change in Control	Payout will be prorated based on length of employment during the performance period.
Intercompany Transfers	Payout will be prorated based on length of employment during the performance period.
Voluntary Termination	The participant will forfeit the entire payout, and no payout will be made.
Involuntary Termination – For Cause	The participant will forfeit the entire payout, and no payout will be made.
Involuntary Termination – Without Cause (e.g., plant closure, sale of assets, position elimination)	Payout will be prorated based on length of employment during the performance period.

7.
Definitions. The following terms will have the meaning ascribed to them below; provided, however that the Compensation Committee may approve the modification or interpretation of any definition in its sole discretion.

(a)
Operating EBITDA means “Segment Income” as reported in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “Form 10-K”) reduced by (1) the impact from re-measuring to current exchange rates any monetary assets and liabilities which are denominated in a currency other than the functional currency of the reporting unit, net of realized and unrealized derivative instruments; and adjusted by (2) the impact on cost of working capital management activities to the extent caused by any excess or shortfall of Free Cash Flow described in paragraph 7(b)(iii) below.

(b)
Free Cash Flow Before Metal Price Lag means the Company’s operating free cash flow calculated by removing the following items from “free cash flow” (as defined in the “Liquidity and Capital Resources” section of Item 7 of the Company’s Annual Report on Form 10-K): (1) the impact from timing differences in the pass-through of metal price changes to the Company’s customers, net of realized derivative instruments; and (2) 100% of the impact on inventory of fourth quarter variations in metal prices (including LME and local market premiums); provided, however, that:

(i)
In the event fourth quarter base metal cost (“BMC”) exceeds the budgeted BMC, the adjustment will be calculated as: (i) budgeted ending physical book inventory kilotonnes times (ii) actual fourth quarter BMC, reduced by budgeted fourth quarter BMC. The result will be added to the Company’s operating free cash flow for purposes of calculating achievement under this Plan; and

(ii)
In the event fourth quarter BMC is lower than the budgeted BMC price, the adjustment will be calculated as: (i) actual ending physical book inventory kilotonnes times (ii) budgeted fourth quarter BMC, reduced by actual fourth quarter BMC. The result will be deducted from the Company’s operating free cash flow for purposes of calculating achievement under this Plan.

(iii)
Free Cash Flow Before Metal Price Lag may also include cash flows from working capital management activities and programs (including, without limitation, factoring of accounts receivable). For purposes of calculating achievement of Free Cash Flow Before Metal Price Lag under this Plan, any excess or shortfall of cash flow resulting from such working capital management activities or programs against plan will be disregarded.

(c)
Global Safety is based on the metric of Days Away from Work (DAFW), which is based on a standard OSHA calculation that attempts to roughly convert DAFW to a rough percentage (utilizing 200,000 hours in the numerator to approximate 100 person-years) so that a 1.0 DAFW would indicate 1 DAFW case per 100 man-years.

In the case of a fatality at a Company location during fiscal 2020, select participants will receive no payout for the Global Safety measure.

(d)
Inventory Days means Quarter-end inventory balance (in kt) divided by trailing quarter shipments (in kt) multiplied by 90. Inventory days will be assessed each quarter-end, and measured based on the variance between quarterly average of plan versus actuals.

(e)	Retirement means as separation from the Company at 65 years of age or a combination of age and service greater than or equal to 65 with a minimum age of 55.

(f)
Change in Control means the first to occur of any of the following events: (i) any person or entity (excluding any person or entity affiliated with the Aditya Birla Group) is or becomes the beneficial owner, directly or indirectly through any parent entity of the Company or otherwise, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (the “Value or Vote of the Company”); provided, however, that a Change in Control will not be deemed to have occurred in the event that (A) any person or entity becomes the beneficial owner of securities representing 50% or less of the Value or Vote of the Company through (i) an initial public offering, (ii) a secondary offering, (iii) a private placement of securities, (iv) a share exchange transaction, or (v) any similar share purchase transaction in which the Company or any of its affiliates issues securities (any such transaction, a “Share Issuance Transaction”); and (B) a person or entity’s beneficial ownership interest in the Value or Vote of the Company is diluted solely as a result of any Share Issuance Transaction; or (ii) the majority of the members of the Board of Directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) the consummation of a merger or consolidation of the Company with any other entity not affiliated with the Aditya Birla Group, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person or entity is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or entity any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities; or (iv) the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of its assets to a member of the Aditya Birla Group.
Notwithstanding the foregoing, no “Change in Control” will be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section, “beneficial ownership” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

8.
Interpretation. Novelis will interpret and construe the terms and conditions of the plan in its sole discretion, including but not limited to all decisions regarding eligibility for, and the amount of benefits payable under, the Plan.

9.
No Right to Continued Service. Nothing in the Plan confers upon any participant the right to continued employment or service with the Company or otherwise interfere with or restrict the right of Novelis or any affiliate to terminate the participant’s employment or service for any reason.

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